Exhibit 3.2

                            CERTIFICATE OF SECRETARY


         The undersigned, being the duly elected, qualified and acting Secretary of Landsing Pacific Fund. Inc., a Maryland corporation (the "Fund"), does hereby certify that at a meeting of the Fund's Board of Directors, duly called and noticed, which was held on March 27, 1995, the Board of Directors adopted the following amendment to the Bylaws:

                  Article III, Section 2 of the Bylaws was deleted and replaced by the following:

                           "Section 2.  Number;  Tenure.  The Board of Directors
                       shall be comprised of between three (3) and nine (9) members, the exact number to be fixed from time to time by resolution of the Board of Directors, all of whom shall be over the age of eighteen (18) and who need not be stockholders. Each director shall be elected to hold office until the next annual meeting of stockholders and until the election and qualification of their successor."


         I further certify that at a meeting of the Fund's Board of Directors, duly called and noticed, which was held on July 27, 1995, the Board of Directors adopted the following amendment to the Bylaws:

                  Article II, Section 2 of the Bylaws was deleted and replaced by the following:

                           "Section 2. Annual Meeting. The annual meeting of the
                       stockholders of the Corporation shall be held on such date and at such time as may be determined by the Board of Directors, during the month of October in each year."


         IN WITNESS WHEREOF, I have subscribed my name this 10th day of November, 1995.


                                              /s/ Dean Banks
                                           --------------------------------
                                           Dean Banks, Secretary


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